Contact: Patrick Suehnholz
     Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $1.21 AND FULL YEAR 2021 EARNINGS PER SHARE OF $1.73

•Quarterly revenues of $116.7 million, third highest quarterly advisory revenues in our history, down 17% from record prior year fourth quarter

•Annual revenues of $317.5 million, up 2% from prior year
•Compensation ratio of 51% for the quarter; 60% for the full year

•Operating profit margin of 37% for the quarter; 22% for the full year

•Accelerated debt reduction with discretionary repayments of $20.0 million in fourth quarter; repayments of $55.0 million for the full year

•Repurchased $11.8 million of our common stock and common stock equivalents during the quarter at an average price of $17.33 per share; for the full year repurchased $45.1 million of our stock and stock equivalents at an average price of $15.80 per share

•Board authorized repurchases of common shares and share equivalents of up to $70.0 million

•Dividend doubled to $0.10 per share

NEW YORK, February 2, 2022 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $116.7 million, net income of $28.9 million and diluted earnings per share of $1.21 for the fourth quarter of 2021.

The Firm’s fourth quarter 2021 revenues were the third highest quarterly advisory revenues in our history and compare to record revenues in the fourth quarter 2020 of $140.7 million, which represents a decline of 17%. The Firm's fourth quarter 2021 net income and diluted earnings per share compare to record net income of $63.3 million and diluted earnings per share of $2.71 for the fourth quarter of 2020.

For the year ended December 31, 2021, revenues of $317.5 million compare to $311.7 million for 2020, which represents an increase of $5.8 million, or 2%. For 2021, net income of $42.3 million and diluted earnings per share of $1.73 compare to net income of $31.3 million and diluted earnings per share of $1.36 for 2020, an increase of $11.0 million, or 35%, in net income and an increase of $0.37, or 27%, in diluted earnings per share.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

"Our Firm produced strong fourth quarter results, consistent with our commentary in recent months. For the year, we generated a modest increase in revenue and a solid profit margin. What constrained our results from an even better outcome was that we had fewer transactions in the very large fee category than we normally do, or than we expect going forward. The strength of our brand and the momentum in our business are evident in the fact that our number of new client assignments and number of deal announcements for the year were both at all-time highs. It is also noteworthy that we generated sufficient cash flow to fund $55 million in debt reduction and $45 million in share repurchases for the year, and today are announcing an upsized new share repurchase program along with an increased quarterly dividend." Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Fourth Quarter

Revenues were $116.7 million in the fourth quarter of 2021, compared to $140.7 million in the fourth quarter of 2020, a decrease of $24.0 million, or 17%. The decrease in our fourth quarter revenues principally resulted from fewer merger and acquisition transaction completion fees in the very large category and fewer restructuring advisory transaction completions, partially offset by a greater number of merger and acquisition transaction completions and an increase in financing advisory fees.

Full Year

For the year ended December 31, 2021, revenues were $317.5 million compared to $311.7 million in 2020, an increase of $5.8 million, or 2%. The increase in our 2021 revenues, as compared to 2020, principally resulted from increases in both merger and acquisition transaction completion fees, particularly in North America and Australia, and financing advisory fees, offset by a reduction in European merger and acquisition, restructuring advisory and retainer fees.

During the first quarter of 2022, we announced the recruitment of Kent Fisher as a Senior Advisor. Mr. Fisher, who spent the past 25 years with The Boeing Company in various leadership positions, will focus on expanding the Firm's client relationships with major companies in the aerospace, defense and aviation services sectors.

In January 2022, as part of our annual evaluation and promotion process, the Firm named seven new client-facing Managing Directors: Arnaud Boucher (Paris - Corporate Advisory), Lloyd Bradbury (Hong Kong - Private Capital Advisory), Humberto Garcia-Salas (New York - Corporate Advisory), Alfonso Honrado (Madrid - Corporate Advisory), Usman Massod (Toronto - Corporate Advisory), Chris Smith (Sydney - Corporate Advisory), and Charles Spencer

(London - Corporate Advisory). With these promotions we currently have 79 client-facing Managing Directors.

Expenses

Operating Expenses

Fourth Quarter

Our total operating expenses for the fourth quarter of 2021 were $73.9 million compared to $60.6 million for the fourth quarter of 2020. The increase in total operating expenses of $13.3 million, or 22%, principally resulted from an increase in our compensation and benefits expenses, as described in more detail below. Our operating profit margin was 37% for the fourth quarter of 2021 as compared to 57% for the same period in 2020, which was a record earnings quarter for the Firm.

Full Year

For the year ended December 31, 2021, total operating expenses were $246.3 million compared to $256.4 million in 2020. The decrease of $10.1 million resulted from both lower compensation and benefits expenses and non-compensation expenses, each as described in more detail below. Our operating profit margin was 22% for 2021 as compared to 18% for 2020.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
	(in millions, unaudited)
Employee compensation and benefits expenses	$59.1	$46.5	$190.5	$194.1
% of revenues	51%	33%	60%	62%
Non-compensation operating expenses	14.8	14.1	55.7	62.3
% of revenues	13%	10%	18%	20%
Total operating expenses	73.9	60.6	246.3	256.4
% of revenues	63%	43%	78%	82%
Total operating income	42.9	80.1	71.3	55.2
Operating profit margin	37%	57%	22%	18%

Compensation and Benefits Expenses

Fourth Quarter

Our employee compensation and benefits expenses for the fourth quarter of 2021 were $59.1 million, which reflected a 51% ratio of compensation to revenues. This amount compared to $46.5 million for the fourth quarter of 2020, which reflected a 33% ratio of compensation to revenues. In the fourth quarter of 2020, we set the ratio of compensation to revenues at a level lower than normal in order to bring our full year 2020 compensation ratio closer to our target ratio.

Full Year

For the year ended December 31, 2021, our employee compensation and benefits expenses were $190.5 million, which reflected a 60% ratio of compensation to revenues. This amount compared to $194.1 million for 2020, which reflected a 62% ratio of compensation to revenues. The modest decrease in expense of $3.6 million, or 2%, principally related to slightly lower base compensation expense and amortization of incentive compensation, partially offset by an increase in accrued year-end bonuses payable in line with higher annual revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Fourth Quarter

Our non-compensation operating expenses were $14.8 million in the fourth quarter of 2021 compared to $14.1 million in the same period in 2020, representing an increase of $0.7 million, or 5%. The increase in non-compensation operating expenses principally resulted from higher travel costs due to an increase in business travel activity and higher depreciation related to our occupancy of new headquarters space in early 2021.

Non-compensation operating expenses as a percentage of revenues for the fourth quarter of 2021 increased to 13% compared to 10% for the same period in 2020 as a result of spreading slightly higher non-compensation operating costs over lower revenues.

Full Year

For the year ended December 31, 2021, our non-compensation operating expenses of $55.7 million compared to $62.3 million in 2020, representing a decrease of $6.6 million, or 11%. The decrease principally resulted from the elimination of a double rent charge incurred in 2020 during the build out of our new headquarters space, lower professional fees, and reduced market data costs, partially offset by the absence of a foreign exchange gain, which we benefited from in 2020, and higher deprecation related to our new headquarters space as discussed above.

Non-compensation operating expenses as a percentage of revenues for 2021 decreased to 18% as compared to 20% in 2020 as a result of spreading lower non-compensation operating costs over slightly higher revenues.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation expenses in future periods.

Interest Expense

Fourth Quarter

For the fourth quarter of 2021, we incurred interest expense of $2.9 million as compared to $3.5 million for the fourth quarter of 2020. The decrease of $0.6 million principally related to lower average borrowings outstanding as a result of accelerated debt repayments.

Full Year

For the year ended December 31, 2021, we incurred interest expense of $12.1 million as compared to $15.5 million in 2020. The decrease in interest expense of $3.4 million during 2021 related to both lower average market borrowing rates and lower average borrowings outstanding.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.

Provision for Income Taxes

Fourth Quarter

For the fourth quarter of 2021, the provision for income taxes was $11.1 million, reflecting an effective rate of 28%, as compared to a provision for income taxes in the fourth quarter of 2020 of $13.4 million, reflecting an effective rate of 17%. Our effective tax rate in the fourth quarter of 2021 was higher than normal due to a larger proportion of our earnings being derived from Australia, which has a higher tax rate than the U.S. Our effective tax rate in the fourth quarter of 2020 benefited from both a large proportion of our earnings being derived from the U.K., which has a lower tax rate than the U.S., and certain provisions of the CARES Act.

Full Year

For the year ended December 31, 2021, the provision for income taxes was $16.8 million, reflecting an effective rate of 28%, as compared to a provision for income taxes for the year ended December 31, 2020 of $8.4 million, reflecting an effective rate of 21%. The higher effective rate for the full year 2021 principally resulted from both an increase in the proportion of our earnings generated from Australia, as discussed above, and charges related to the vesting of restricted stock unit awards vesting at a value less than the grant price. Our effective tax rate for 2020 benefited from the generation of a substantial portion of our earnings from the U.K and benefits of the CARES Act, partially offset by charges related to the vesting of restricted stock unit awards vesting at a value less than the grant price.

Excluding the impact of a charge or benefit from the impact of RSU share settlements and assuming no changes to tax law relative to 2021, we expect our effective tax rate for 2022 and forward will be approximately 25%, but it may be somewhat lower or higher depending on the amount of earnings generated from lower or higher rate foreign jurisdictions.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2021, we had cash and cash equivalents of $134.6 million and term loan debt with a principal balance of $271.9 million. Our net debt was $137.3 million.

During 2021, we made accelerated principal repayments of $55.0 million on our term loan, including $20.0 million in the fourth quarter. The remaining principal balance outstanding amount of $271.9 million is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.

During the fourth quarter of 2021, we repurchased in the open market 650,805 shares of our common stock at an average price of $17.33 per share, for a total cost of $11.3 million. For the year ended December 31, 2021, we repurchased in the open market 2,041,179 shares of our common stock at an average price of $16.06 per share, for a total cost of $32.8 million.

In addition, during the fourth quarter of 2021, we repurchased 27,046 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $17.49 per share, for a total cost of $0.5 million. For the year ended December 31, 2021, we repurchased 814,020 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $15.16 per share, for a total cost of $12.3 million.

In aggregate during the year ended December 31, 2021, we repurchased 2,855,199 shares and share equivalents for $45.1 million at an average price of $15.80 per share. In addition, after year end through February 1, 2022, we repurchased 267,945 shares for $4.9 million at an average price of $18.21 per share.

Over the next year through January 2023, our Board of Directors has authorized $70.0 million in purchases of common shares and share equivalents (via tax withholding on vesting of restricted stock units).

The Board of Directors of Greenhill & Co., Inc. has increased its dividend by $0.05 and declared a dividend of $0.10 per share to be paid on March 16, 2022 to common stockholders of record on March 2, 2022.

Going forward, we intend to take a balanced approach to our use of available cash, allocating funds for a combination of deleveraging, share repurchases and dividends depending on such factors as our financial position, capital requirements, results of operations and outlook, as well as any legal, tax, regulatory or contractual constraints and any other factors deemed relevant.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the fourth quarter and full year 2021 and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, February 2, 2022, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer will review the Firm’s fourth quarter and full year 2021 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 6226382. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 5066169.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, private equity sponsors, institutional investors, family offices, and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, "likely", “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2020 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenues	$116,732	$140,748	$317,539	$311,678

Operating expenses
Employee compensation and benefits	59,073	46,494	190,546	194,084
Occupancy and equipment rental	4,612	4,879	18,237	25,175
Depreciation and amortization	696	449	2,998	2,168
Information services	2,178	2,377	9,339	10,083
Professional fees	2,345	2,248	8,676	9,618
Travel related expenses	1,276	323	2,799	2,848
Other operating expenses	3,693	3,868	13,687	12,454
Total operating expenses	73,873	60,638	246,282	256,430
Total operating income	42,859	80,110	71,257	55,248
Interest expense	2,875	3,457	12,146	15,487
Income before taxes	39,984	76,653	59,111	39,761
Provision for taxes	11,075	13,403	16,799	8,427
Net income	$28,909	$63,250	$42,312	$31,334

Average shares outstanding:
Basic	18,400,596	19,001,512	19,138,808	18,939,210
Diluted	23,953,706	23,328,068	24,505,712	23,078,451
Earnings per share:
Basic	$1.57	$3.33	$2.21	$1.65
Diluted	$1.21	$2.71	$1.73	$1.36